UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 4, 2007 (March 29, 2007)
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee		37215
(Address of Principal Executive Offices)		(Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Compensation Committee of the Board of Directors of AmSurg Corp. (the “Company”) has approved the Company’s Cash Bonus Plan for 2007. Pursuant to the 2007 Cash Bonus Plan, employees of the Company, including the Company’s executive officers, are eligible to receive cash bonuses based upon the Company’s attainment of certain earnings targets and other specific targets related to an employee’s specific area of responsibility, including surgery center profits and earnings from new acquisition and development transactions, in each case as determined by the Committee. For 2007, cash bonuses for Ken P. McDonald, our Chief Executive Officer, and Claire M. Gulmi, our Executive Vice President and Chief Financial Officer, will be based 50% upon the attainment of Company earnings targets, 33% upon targets related to surgery center profits, and 17% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2007. Cash bonuses for Frank J. Coll, our Senior Vice President, Operations, and Royce D. Harrell, our Senior Vice President, Corporate Services, will be based 33% upon the attainment of Company earnings targets, 50% upon targets related to surgery center profits, and 17% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2007. The maximum total bonus award that Messrs. McDonald, Coll and Harrell and Ms. Gulmi can receive in 2007 is 100% for Mr. McDonald, 80% for Ms. Gulmi, and 60% for Messrs. Coll and Harrell. David L. Manning, our Executive Vice President and Chief Development Officer, is eligible to receive a cash bonus of up to 40% of his base salary based upon the earnings of surgery centers acquired during 2007. Mr. Manning is eligible to receive an additional cash bonus based upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi Claire M. Gulmi
Senior Vice President, Chief Financial
Officer and Secretary
Date: April 4, 2007